Exhibit 6.50

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II)WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

PRIVATE PURCHASE AGREEMENT

June 23, 2025

Account Number: [***]

PART A

Masterworks Gallery, LLC a.a.o. Masterworks Cayman SPC 1 World Trade Center Floor 57 New York, NY 10007 U.S.A.

This private purchase agreement, which includes Parts A, B and C, sets out the terms on which we, on behalf of the Seller, will sell you the Property listed on the Property Schedule in Part B (the “Agreement”). References in this agreement to Clauses are to the numbered provisions set out in Part A, and references to numbered Conditions are to the Conditions of Business for Buyers set out in Part C. Condition 1 contains the definitions of capitalized terms not defined in this Part A.

1.	PURCHASE PRICE: The Purchase Price for the Property payable by you will be the price set out in the Property Schedule ($450,000), plus any applicable sales or use tax (the “Purchase Price”).

2.	PAYMENT: Your payment of the Purchase Price is due within 120 days of your and our execution of the Agreement.

3.	SHIPPING AND COSTS: You have instructed us to arrange for the packing and shipment of the Property. We will bear the costs for packing, shipping and handling for shipping the Property from its current location to the Delaware Freeport. You acknowledge and agree that you will be liable to pay any applicable customs duties, taxes or tariffs due.

4.	BUYER BUSINESS PRACTICES: Upon this agreement being fully executed by you and us, and in accordance with your standard Buyer’s Business Practices as described in Condition 8, you may make the offering relating to the Property available to the public on your investment platform. Any public offering documents will not claim that you have title to the Property until the Purchase Price is paid in full.

In addition to the foregoing and the information set out in Part B, you agree to the Conditions of Business for Buyers in Part C, as amended by Parts A and B if applicable (and in the event of a conflict, Parts A and B will prevail).

[Signature page(s) to follow]

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By signing below, you confirm you have read and accept, and agree to purchase the Property in accordance with, the terms of this agreement.

[***]., in its own capacity and as duly authorized agent for the Seller

Signed	Date
Name	Title

ACCEPTED AND AGREED:
Masterworks Gallery, LLC a.a.o. Masterworks Cayman SPC, as principal

Signed	Date
Name	Title

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PART B

SCHEDULE I – PROPERTY SCHEDULE

Item D5B69 – Lynette Yiadom-Boakye: xTxhxex xFxixfxtxhx xSxwxoxrxnx xAxfxfxixdxaxvxixtx, 2016, oil on linen, 23 4/5 by 29 3/4 in. 60.5 by 75.6 cm.

Purchase Price (exclusive of any applicable taxes)	$450,000

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PART C

CONDITIONS OF BUSINESS FOR BUYERS

The following Conditions constitute the Private Sale Conditions of Business for Buyers. You agree to the Conditions of Business for Buyers set out in this Part C.

1. Defined Terms

In this agreement, “we”, “us” and “our” refers to [***] and “Masterworks”, “you” and “your” refer to the individual, corporation or other entity whose name appears at the top of Part A. If there is more than one buyer, “you” and “your” refer to all buyers; if the buyer is an agent acting on behalf of a principal, “you” and “your” refer to both principal and agent.

If there is more than one buyer purchasing the Property under this agreement, each buyer, jointly and severally assumes the buyer’s obligations and liabilities under this agreement. If you are an agent acting on behalf of a principal, you and your principal are bound by the terms of this agreement and jointly and severally assume all obligations, liabilities, representations, warranties and indemnities set out in this agreement.

The following capitalized words will have the specific meaning shown here:

Property: an item of property purchased by you under this agreement and listed in the Property Schedule in Part B. Where more than one item of property is purchased, references to “Property” in this agreement will mean with respect to each item of Property.

Seller: the person(s) or entity(ies) on whose behalf we are selling an item of Property as their agent. Where a [***] owns Property, [***] acts in a principal capacity as Seller.

[***]: [***]., the company incorporated in New York, with its headquarters at [***].

[***]: [***] and any entities in which it holds, from time to time, directly or indirectly, more than 50% of the issued share capital; and each, a “[***]”

2. Sale of the Property

The Property is sold “AS IS,” without any guarantee, representations or warranties by us or the Seller, except for the express representations and warranties given by the Seller and the Authenticity Guarantee (as defined below). We and the Seller disclaim all implied warranties, including but not limited to merchantability and fitness for a particular purpose, except in so far as such obligations cannot be excluded by law. Neither we nor the Seller give you any guarantee, representation or warranty as to condition, completeness, size, quality, rarity, value, importance, medium, frame, provenance, restoration, exportability, exhibition history, or literary or historical relevance of the Property, and no statement anywhere, whether oral or written, will be deemed such a warranty, representation.

3. Authenticity Guarantee

(a) We, as principal, provide an authenticity guarantee to you, subject to the following terms and conditions, that the Property is not a “counterfeit” (the “Authenticity Guarantee”). For these purposes, a “counterfeit” means Property that in [***] reasonable opinion is an imitation created to deceive as to authorship, or where there is no authorship, as to origin, date, age, period, culture or source, and where the correct description of such matters is not reflected by the Property’s description in the Property Schedule. No Property shall be considered a counterfeit by reason only of any damage and/or restoration and/or modification work of any kind (including repainting or over-painting) and/or treatment of gemstones.

(b) [Reserved]

(c) The Authenticity Guarantee is provided for a period of five years after the date the Property is sold to you (the “Guarantee Period”).

(d) The Authenticity Guarantee is provided solely for your benefit and cannot be transferred to any third party.

(e) To claim under the Authenticity Guarantee, you must:

(i) notify us in writing on the earlier of (1) a period of three months after receiving any information that causes you to question the authenticity or attribution of the Property or (2) the expiry of the Guarantee Period, and provide all the information in your possession in support of your claim; and

(ii) return the Property to us or, at our direction, to the Seller or another third party, in the same condition as at the date of sale to you and be able to transfer good title in the Property, free from any third-party interest or claim(s) arising after the date of sale.

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(f) In addition, we may also require, at your cost, to obtain the reports of two independent and recognized experts in the field, mutually acceptable to us and you. We will not be bound by any such reports and we reserve the right to seek additional expert advice at our expense.

(g) We reserve, in our absolute discretion as principal, the right to reject a claim under the Authenticity Guarantee if:

(i) the description of the Property in the Property Schedule was in accordance with the opinions of scholars and experts, which are generally accepted and known or privately expressed to us, as at the date of the sale, or the Property description indicated there was a conflict of such opinions;

(ii) the only method of establishing that the Property was a counterfeit at the date of the sale would have been by means or processes not then generally available or accepted, unreasonably expensive or impractical to use, or likely to have caused damage or loss of value to the Property;

(iii) the manner in which the Property is said to be a counterfeit is due only to damage, restoration, modification work of any kind (including repainting or over-painting), or the inability of the manufacturer, maker or relevant archives to confirm the authenticity and attribution of the Property; or

(iv) the manner in which the description of the Property is incorrect does not result in a material loss of value in the Property.

(h) Subject to the above, if we reasonably determine that the Property is a counterfeit, we will ensure that the sale is rescinded, and that you are refunded the Purchase Price in the currency of the sale.

(i) The rescission of the sale and the refund of the Purchase Price is your sole remedy available under the Authenticity Guarantee and is in lieu of any other remedy that might otherwise be available to you as a matter of law or in equity.

(j) The Authenticity Guarantee is provided for a period of five years after the date the Property is sold to you (the “Guarantee Period”).

(k) The Authenticity Guarantee is provided solely for your benefit and cannot be transferred to any third party.

(l) To claim under the Authenticity Guarantee, you must:

(i) notify us in writing on the earlier of (1) a period of three months after receiving any information that causes you to question the authenticity or attribution of the Property or (2) the expiry of the Guarantee Period, and provide all the information in your possession in support of your claim; and

(ii) return the Property to us or, at our direction, to the Seller or another third party, in the same condition as at the date of sale to you and be able to transfer good title in the Property, free from any third-party interest or claim(s) arising after the date of sale.

(m) In addition, we may also require, at your cost, to obtain the reports of two independent and recognized experts in the field, mutually acceptable to us and you. We will not be bound by any such reports and we reserve the right to seek additional expert advice at our expense.

(n) We reserve, in our absolute discretion as principal, the right to reject a claim under the Authenticity Guarantee if:

(i) the description of the Property in the Property Schedule was in accordance with the opinions of scholars and experts, which are generally accepted and known or privately expressed to us, as at the date of the sale, or the Property description indicated there was a conflict of such opinions;

(ii) the only method of establishing that the Property was a counterfeit at the date of the sale would have been by means or processes not then generally available or accepted, unreasonably expensive or impractical to use, or likely to have caused damage or loss of value to the Property;

(iii) the manner in which the Property is said to be a counterfeit is due only to damage, restoration, modification work of any kind (including repainting or over-painting), or the inability of the manufacturer, maker or relevant archives to confirm the authenticity and attribution of the Property; or

(iv) the manner in which the description of the Property is incorrect does not result in a material loss of value in the Property.

(o) Subject to the above, if we reasonably determine that the Property is a counterfeit, we will ensure that the sale is rescinded, and that you are refunded the Purchase Price in the currency of the sale.

(p) The rescission of the sale and the refund of the Purchase Price is your sole remedy available under the Authenticity Guarantee and is in lieu of any other remedy that might otherwise be available to you as a matter of law or in equity.

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4. Seller Representations and Warranties

We confirm to you that the Seller has represented and warranted to us and to you that at all relevant times (including at the time of consignment and at the time of sale of the Property):

(a) the Seller has sole, complete and lawful right, title and interest in the Property; or, if the Seller is acting as an agent, the Seller’s principal has sole, complete and lawful right, title and interest in the Property, and the Seller is properly authorized by its principal to sell the Property on these terms;

(b) there are no claims or potential claims, legal proceedings, liens, security interests, encumbrances or other restrictions on or regarding the Property, and the Seller has no knowledge of any facts or circumstances that might give rise to any claims in connection with the Property;

(c) good and marketable title to and right to possession of the Property will pass to the Buyer free from any third-party rights, liens, security interests, claims or potential claims, restrictions or encumbrances;

(d) the Seller has fully disclosed to us all information (including documents) known to the Seller or in the Seller’s possession that might affect the sale or value of the Property, including but not limited to information concerning the Property’s condition (including any damage or restoration), provenance, ownership, authenticity, attribution, authorship, origin, date, age, period, culture, source, and export or import history, and the existence of any endangered or protected species in the Property, as applicable, and the Seller shall continue to disclose any such information that becomes known to the Seller up to and including the date on which the Property is sold;

(e) if the Property has been imported into the country in which it is located, it was lawfully imported, required declarations were made, any duties and taxes were paid, and it was lawfully and permanently exported from the country or jurisdiction in which it had been located;

(f) the Seller’s performance has not violated and will not violate any applicable law, regulation or code in connection with the consignment or sale of the Property;

(g) the Seller’s consignment of the Property for sale does not facilitate tax crimes;

(h) the Seller has no knowledge or reason to suspect that (i) the Property is connected with the proceeds of criminal activity, including without limitation tax evasion, money laundering, terrorist activities or other criminal activity, or (ii) the Seller, or any co-owner(s) or principal(s) (or, if the Seller is an entity, any person(s) or entity(ies) with a beneficial or ownership interest in it), are under investigation, charged with, or convicted of any substantive or predicate money laundering or economic sanctions crime, terrorist activity, tax evasion or act in violation of any applicable anti-bribery or anti-corruption law;

(i) the Seller (and its principal, if applicable) are not, nor are the Seller or its principal (if applicable) owned, controlled, or acting on behalf of, an entity or individual that is: (i) the subject of economic sanctions, embargoes or other trade restrictions in any jurisdiction, including those administered and enforced by the United States, European Union, United Kingdom, United Nations Security Council, or other applicable sanctions authority (collectively, “Sanctions”), or (ii) located, organized, or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, Syria, Russian Federation and Belarus) (collectively, “Sanctioned Jurisdictions”); and the Seller will not transfer the net sale proceeds to, or use them for the benefit of, anyone that is the subject of Sanctions or located, organized, or resident in a Sanctioned Jurisdiction; and

(j) if the Seller is acting as agent on behalf of a principal, the Seller has disclosed to [***] the identity of the Seller’s principal and has taken steps reasonably designed to ensure compliance with Sanctions, anti-money laundering, anti-terrorism, and anti-bribery or anti-corruption laws, including but not limited to, conducting appropriate due diligence on the Seller’s principal, and all commissions payable to the Seller for the consignment have been authorized by the Seller’s principal.

5. Seller Indemnity

We confirm to you that the Seller has agreed to indemnify and hold us and you (as an intended beneficiary) harmless against any and all claims, causes of action, liabilities, damages, losses, and expenses (including but not limited to reasonable attorneys’ fees), arising out of or in connection with an inaccuracy, incompleteness or breach of any of the Seller’s representations and warranties or obligations under our agreement with the Seller.

6. Buyer Representations and Warranties

You represent and warrant to us and the Seller that at all relevant times:

(a) your performance under this agreement has not and will not violate any applicable law, regulation or code;

(b) your purchase of the Property, and if you are acting as an agent on behalf of a principal, the arrangement between you and your principal, will not facilitate tax crimes;

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(c) you have no knowledge or reason to suspect that (i) the funds used to purchase the Property are connected with the proceeds of criminal activity, or (ii) you or your principal, if applicable, (or, if you are an entity, any person(s) or entity(ies) with a beneficial or ownership interest in you), are under investigation, charged with, or convicted of any substantive or predicate money laundering or economic sanctions crime, terrorist activity, tax evasion or act in violation of any applicable anti-bribery or anti-corruption laws or regulations;

(d) you (and your principal, if applicable) are not, nor are you (or your principal, if applicable) owned (in whole or in part), controlled, or acting on behalf of, an entity or individual that is: (i) the subject of Sanctions, or (ii) located, organized, or resident in a Sanctioned Jurisdiction;

(e) you (and your principal, if applicable) are currently in compliance, and for the past five years have complied, with applicable Sanctions, anti-money laundering, anti-terrorism, and anti-bribery or anti-corruption laws;

(f) the Purchase Price will not be funded directly or indirectly by or from anyone that is the subject of Sanctions or located, organized or resident in a Sanctioned Jurisdiction;

(g) no party directly or indirectly involved in the transaction is the subject of Sanctions or is owned (in whole or in part) or controlled by any individual or entity that is the subject of Sanctions or otherwise located, organized, or resident in a Sanctioned Jurisdiction, except as expressly authorized in writing by the government authority having jurisdiction over the purchase and with our prior express written consent;

(h) if you are acting as agent on behalf of a principal, you have taken steps reasonably designed to ensure compliance with Sanctions, anti-money laundering, anti-terrorism, and anti-bribery or anti-corruption laws, including but not limited to, conducting appropriate due diligence on your principal and source of funds for the purchase, and all commissions payable to you for this purchase have been authorized by your principal, and your purchase will not cause (or otherwise result in) us, the Seller, or anyone else to violate any Sanctions, anti-money laundering, anti-terrorism, antitrust, or anti-bribery or anti-corruption laws; and

(i) you have full legal authority without any further action or other party’s consent to enter into and perform this agreement and to give these representations and warranties; if you are an entity, the individual signing on your behalf is authorized to do so and the entity is duly incorporated or formed, validly existing and in good standing in the jurisdiction where it is incorporated or formed.

We may, in our sole discretion, rescind the sale of the Property if we reasonably determine that (i) any of your representations or warranties is inaccurate or breached in a manner that cannot reasonably be cured or has not been cured within ten (10) days after we have advised you of such inaccuracy or breach; or (ii) the sale has subjected or might subject us or the Seller to liability. In the event that the sale is rescinded, you will be refunded any amount of the Purchase Price previously paid by you (including but not limited to any installment payment).

7. Buyer Indemnity

You shall indemnify and hold us, each [***], our and their respective officers and employees, and the Seller harmless against any and all claims, causes of action, liabilities, damages, losses, and expenses (including but not limited to reasonable attorneys’ fees), arising out of or in connection with an inaccuracy, incompleteness or breach of any of your representations or warranties under this agreement.

8. Buyer Business Practices

For the avoidance of doubt, the parties acknowledge that Masterworks’ standard business practices in securitization of artworks through a segregated portfolio of Masterworks Cayman SPC, as a single artwork owned by an individual Delaware LLC shall not, in any way, invalidate or negate any of the representations, warranties, guarantees, or obligations under this Agreement.

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9. Payment

(a) Title to the Property will pass to you upon our receipt of the Purchase Price in full and in cleared funds.

(b) You must pay as part of the Purchase Price any applicable sales tax, compensating use tax, value added tax, consumption tax, goods or services tax or other indirect taxes, luxury tax, excise tax, and duties or tariffs (collectively, “Taxes”), as well as any applicable artist resale right royalty on the purchase of Property where and as required by law. We will collect any applicable Taxes and artist resale right royalty on the purchase of Property where and as required by applicable law.

(c) If you fail to pay the Purchase Price in full and in cleared funds on the payment schedule set forth in Part A without our prior agreement, you will be in default and we will notify you in writing. In such case, without prejudice to any rights or remedies the Seller may have, we may in our sole discretion exercise one or more of the following rights or remedies to the fullest extent permitted by law, in addition to any and all other rights or remedies available to us or the Seller by law or in equity: (i) cancel the sale of the Property; (ii) set off any amounts owed to you by a [***] against any amounts outstanding from you in respect of the Property or any damages suffered by us or the Seller as a result of your breach of contract; (iii) charge interest at the annual percentage rate of 6% above the prime rate, but in no event greater than the maximum rate permitted by law, from the date on which payment is due to the date the Purchase Price is received in cleared funds (both before and after judgement); and release your name and address to the Seller to enable the Seller to commence legal proceedings to recover the amounts due and legal costs.

10. Property Collection

(a) [Reserved]

(b) [Reserved]

(c) Risk and responsibility for purchased Property will transfer to you following the release of the Property to [***] designated shipper.

(d) Once risk passes to you, you irrevocably release us and each other [***], our and their respective officers and employees, agents, warehouses and the Seller, from any and all claims, causes of action, liabilities, damages, losses and expenses (including but not limited to reasonable attorneys’ fees) for loss of or damage to the Property.

(e) Before risk for purchased Property passes to you we assume liability for loss or damage to the Property, subject to the exclusions set out in paragraph (f) below. In the event of loss or damage for which we have assumed liability, we will determine the extent of depreciation to the Property, if any, caused by the loss or damage and compensate you in respect of that loss up to the amount of the Purchase Price you paid for the Property.

(f) We will not be liable for any loss or damage (i) caused by any process undertaken by independent contractors engaged with your consent, including but not limited to for restoration, conservation, framing or cleaning; (ii) caused to frames or to glass covering prints, paintings or other flat works; or (iii) caused by changes in humidity or temperature (as long as we take reasonable care in handling the Property), normal wear and tear, gradual deterioration or inherent vice or defect (including woodworm), war, any act or acts of terrorism (as defined by our insurers), nuclear fission, radioactive contamination, or chemical, bio-chemical or electromagnetic weapons.

(g) Upon your receipt of payment from us for any loss or damage to Property in accordance with this Condition, you, on your own behalf and on behalf of your insurer(s), irrevocably release us and each other [***], our and their respective officers and employees, agents, warehouses and the Seller from all liability for loss of or damage to such Property and irrevocably waive all rights and claims that you might have against us or any other [***], our or their respective officers or employees, agents, warehouses or the Seller in connection with the same.

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11. Limitation of Liability

(a) Neither party (or the Seller) will be liable to each other for any special, consequential, indirect, incidental or punitive damages.

(b) Without prejudice to Condition 2, our and the Seller’s aggregate liability to you under this agreement for any claim relating to Property will not exceed the amount of the Purchase Price for the relevant Property actually paid, except in the case of our willful misconduct or fraud, or in the case of death or personal injury caused by our negligent acts or omissions.

12. Force Majeure

We will not be liable for or be deemed to have defaulted under or breached this agreement for failure or delay in fulfilling or performing any of our obligations to the extent, and for so long as, such failure or delay is caused by events beyond our reasonable control, including without limitation, fire, flood, natural disaster or other event caused by forces of nature, riot, strike or other civil or labor unrest, inability to secure sufficient labor, power or necessary equipment, act of war, armed conflict, terrorist attack, governmental action or regulation, outbreak of disease, public health emergency, epidemic, nuclear or chemical contamination, or any other cause that we could not have prevented with reasonable care.

13. Confidentiality and Data Protection

(a) Subject to Condition 8, neither you nor we may disclose the terms of this agreement to any third party without the prior written consent of the other party, except (i) to attorneys, insurers, contractors, agents, advisors or financial participants on a need-to-know basis and provided they are subject to confidentiality obligations that are no less restrictive than this provision, (ii) to other [***], or (iii) to comply with valid legal process or regulatory authority compelling the disclosure, provided, where permitted to do so by law, the disclosing party first gives the other party prompt written notice of such service of process and allows the other party an opportunity to seek a protective order. For the sake of clarity, you may disclose the terms of this agreement to the United States Securities Exchange Commission, but solely to the extent required to comply with applicable law.

(b) We will hold and process your personal information and may share it with another [***] for use as described in, and in line with, our Privacy Policy published on our website at [***] or available on request by email to [***].

14. Miscellaneous

(a) You will provide to us, upon our request, verification of identity and any additional information required to comply with our Know Your Client requirements (including but not limited to if you are acting as agent on behalf of a principal, you will disclose to us the identity of your principal) or applicable law or to evidence your authority to sign this agreement. We reserve the right to seek identification of the source of funds received. If we have not completed our enquiries in respect of Know Your Client, Sanctions, anti-money laundering, anti-terrorist financing or other checks as we consider appropriate concerning you (or your principal, if applicable) to our satisfaction or if we are not satisfied in our sole discretion with the results of such enquiries, we may, in our sole discretion, cancel or rescind the sale of the Property, including refusing or returning any payment, as appropriate, and take any further action required or permitted under applicable law without any liability to you.

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(b) This agreement, including Parts A, B and C, and the express representations and warranties and indemnity given by the Seller, together constitutes the entire agreement between us, the Seller and you with respect to this purchase and supersedes all prior or contemporaneous written, oral or implied understandings, representations or agreements relating to the subject matter of this agreement. You confirm that you have not relied upon, and waive all your rights and remedies available in relation to, any express or implied representation, warranty and/or promise outside of this agreement. If any part of this agreement is deemed invalid or unenforceable, such invalidity or unenforceability will not affect the remaining provisions of this agreement, which will remain in full force and effect. No provision of this agreement may be amended unless you and we agree in writing (including by email) to do so.

(c) This agreement will remain in force in the event of your death and is binding upon, and inures to the benefit of, you, your estate, heirs, executors, devisees, representatives, administrators, successors and permitted assigns.

(d) You may not assign your rights or delegate your obligations under this agreement without our prior written consent.

(e) If we receive a subpoena or an order from a court, body or authority of competent jurisdiction relating to the Property, the agreement, or to you or your principal in relation to your breach of this agreement, you agree to pay us the costs we incur, including reasonable attorney’s fees, in responding to the subpoena or complying with the relevant order.

(f) You have had the opportunity to consult an attorney of your choosing before signing this agreement, and you acknowledge we have not provided legal advice to you or for your benefit in connection with this agreement.

(g) To the extent otherwise applicable, the Vienna Convention on the International Sale of Goods is excluded.

(h) The provisions in this agreement that by their nature are intended to survive termination or the completion of the transactions contemplated (including, by way of illustration only, liability and indemnity, confidentiality, choice of law and dispute resolution) will so survive.

(i) This agreement may be executed in counterparts, each of which will be deemed an original and together constitute one instrument. Signatures sent by facsimile or email transmission or other electronic signatures are valid and binding and will be deemed an original.

15. Law and Jurisdiction

This agreement will be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law rules or principles. In the event of a dispute arising from or relating to this agreement, you and we agree to submit to the exclusive jurisdiction of the state courts of and the federal courts sitting in the State and County of New York.

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